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                        OFFICER AND DIRECTOR VOTING AGREEMENT


     THIS OFFICER AND DIRECTOR VOTING AGREEMENT (the "Agreement"), dated as of September 11, 1998, is entered into by and among Winbond Electronics Corporation ("WEC") and the undersigned officer and/or director ("Company Shareholder") of Information Storage Devices, Inc., a California corporation (the "Company"), in connection with the proposed merger of the Company with Winbond Acquisition Corporation ("WAC"), a wholly owned subsidiary of Oriole Holding Corporation ("Oriole").

                                      RECITALS

     WHEREAS, immediately prior to the execution of this Agreement, Winbond Electronics Corporation ("WEC"), Oriole, WAC and the Company have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge WAC with and into the Company (the "Merger"); and

     WHEREAS, as of the date hereof, Company Shareholder is the record and Beneficial Owner (as defined hereinafter) of the number of Existing Shares (as defined hereinafter) of the Common Stock, no par value, of the Company (the "Company Common Stock") set forth on the signature page hereto; and

     WHEREAS, as inducement and a condition to entering into the Merger Agreement, WEC has required Company Shareholder to agree, and Company Shareholder has agreed, to enter into this Agreement.

                                     AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

     Section 1. CERTAIN DEFINITIONS. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this
Agreement:

          (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person include securities Beneficially Owned

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by all other persons with whom such person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

          (b) "Existing Shares" means shares of Company Common Stock Beneficially Owned by Company Shareholder as of the date hereof.

          (c) "Securities" means the Existing Shares together with any shares of Company Common Stock or other securities of the Company acquired by Company Shareholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

     Section 2. REPRESENTATIONS AND WARRANTIES OF COMPANY SHAREHOLDER. Company Shareholder represents and warrants to WEC as follows:

          (a) OWNERSHIP OF SHARES. On the date hereof, Company Shareholder is the sole record and Beneficial Owner of the Existing Shares consisting of the number of shares of Company Common Stock set forth on the signature page hereto. On the date hereof, the Existing Shares constitute all of the shares of Company Common Stock owned of record or Beneficially Owned by Company Shareholder. There are no outstanding options or other rights to acquire from Company Shareholder, or obligations of Company Shareholder to sell or to acquire, any shares of Company Common Stock. Company Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 4 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (b) POWER; BINDING AGREEMENT. Company Shareholder has the legal capacity, power and authority to enter into and perform all of Company Shareholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Company Shareholder and constitutes a valid and binding agreement of Company Shareholder, enforceable against Company Shareholder in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 3. DISCLOSURE. Company Shareholder hereby agrees to permit WEC to disclose in any press release or other disclosure document which WEC, in its sole discretion, determines to be necessary or desirable in connection with the Merger and

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any transactions related thereto, Company Shareholder's identity and ownership of Company Common Stock and the nature of Company Shareholder's commitments, arrangements and understandings under this Agreement.

     Section 4.  VOTING.

          (a) COMPANY SHAREHOLDER. The Company Shareholder acknowledges that WEC has entered into the Merger Agreement in reliance on the agreements set forth herein and, on that basis and in consideration for the proposed Merger, Company Shareholder hereby covenants and agrees that:

               (i) subject to the discharge of his fiduciary responsibilities, in his capacity as an officer and/or a member of the board of directors, he will, subject to the provisions of Section 6.12 of the Merger Agreement, as applicable:

                    (A) vote in favor of the Merger, and the execution and delivery of the Merger Agreement and all related agreements and all actions contemplated thereby; and

                    (B) use his diligent efforts to cause the shareholders of the Company to adopt and approve the Merger Agreement and the transactions contemplated thereby.

              (ii) he will vote all Securities held of record or Beneficially by him as of the date hereof or hereinafter acquired to approve and adopt the Merger and the Merger Agreement.

          (b) WEC. WEC hereby covenants and agrees that it will vote or cause to be voted all shares of Company Common Stock held of record or Beneficially as of the date hereof or hereafter acquired by WEC, Oriole, WAC, the WEC Group (as defined in the Merger Agreement) or any other subsidiary of WEC to approve and adopt the Merger and the Merger Agreement.

     Section 5. DISTRIBUTIONS. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of share or the like other than pursuant to the Merger, the terms "Existing Shares and Securities" will be deemed to refer to and include the shares of Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

     Section 6. TERMINATION. This Agreement shall terminate on the earlier to occur of: (a) the termination of the Merger Agreement; (b) the agreement of the parties hereto to terminate this Agreement; or (c) the consummation of the Merger.

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     Section 7.  MISCELLANEOUS.

          (a) ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          (b) SUCCESSORS AND ASSIGNS. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

          (c) AMENDMENT AND MODIFICATION. This Agreement may not be amended, altered, supplemented or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by the parties hereto.

          (d) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to WEC, to:

          Winbond Electronics Corporation
          No. 4, Creation Rd III
          Science - Based Industrial Park
          Hsinchu, Taiwan, R.O.C.
          Attn:  Arthur Y.C. Chiao, Chairman

     with a copy to:

          Graham & James LLP
          600 Hansen Way
          Palo Alto, CA  94304
          Attn:  Alan B. Kalin, Esq.

If to Company Shareholder, to the address set forth on the signature page hereto.

          (e) SEVERABILITY. Any term or provision of this Agreement which is held to be invalid, illegal or unenforceable in any respect in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of

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this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          (f) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money, damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specified performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          (g) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (h) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (i) GOVERNING LAW. This Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

          (j) DESCRIPTIVE HEADING. The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning of interpretation of this Agreement.

          (k) EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

          (l) FURTHER ASSURANCES. From time to time, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          (m) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, WEC and Company Shareholder have caused this Agreement to be duly executed as of the day and year first written above.


                                             WINBOND ELECTRONICS CORPORATION



                                             By:
                                                ------------------------------
                                             Chairman of the Board of Directors




                                             COMPANY SHAREHOLDER


                                             ----------------------------------
                                                  Name:
                                                       ------------------------



NUMBER OF EXISTING SHARES
BENEFICIALLY OWNED BY
COMPANY SHAREHOLDER: ____________

ADDRESS OF COMPANY SHAREHOLDER:

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